Exhibit 10.2
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of May 8, 2023, by and among Maravai LifeSciences Holdings, Inc., a Delaware corporation (“Parent”), Maravai Intermediate Holdings, LLC, a Delaware limited liability company (“Employer”), and Carl W. Hull (“Executive”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 4.
WHEREAS, Parent, Employer and Executive previously entered into that certain Employment Agreement with an effective date of November 19, 2020 (the “Prior Effective Date”), as amended on September 29, 2022 and October 28, 2022 (such employment agreement , as amended, the “Prior Agreement”).
WHEREAS, the parties to this Agreement desire to amend and restate the Prior Agreement in its entirety to provide for the rights and privileges set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree that the Prior Agreement is hereby amended and restated in its entirety by this Agreement, and hereto further agree as follows:
1.Employment.    Employer agrees to continue to employ Executive, and Executive accepts such continued employment, for the period beginning on the Effective Date and ending upon his separation pursuant to Section 1(c) (the “Employment Period”).
(a)Position and Duties.
(i)During the Employment Period, Executive shall serve as the interim Chief Executive Officer of Parent and its Subsidiaries (including the Employer and any entities created and/or acquired after the date of this Agreement) and shall have the normal duties, responsibilities and authority implied by such position, which shall include defining Parent’s and its Subsidiaries’ strategy and business plan, selecting and evaluating other executives of Parent and its Subsidiaries, sourcing and completing acquisitions made by Parent and its Subsidiaries and managing the growth and operations of Parent and its Subsidiaries, and such other activities as are reasonably directed by the board of directors of Parent (the “Board”), including serving on the Board or the board of directors of any Subsidiaries of Parent, subject in each case to the power of the Board to expand, limit or otherwise alter such duties, responsibilities, positions and authority and to otherwise override actions of officers. Parent further agrees to continue to appoint Executive as Chairman of the Board, with all requisite rights, duties and obligations of that position without any additional compensation for such service.
(ii)Executive shall report to the Board, and Executive shall devote his best efforts and his full business time and attention to the business and affairs of Parent, Employer and the other Subsidiaries of Parent; provided, that during the Employment Period, Executive shall be entitled to (A) serve, with the prior written consent of the Board, on corporate, civic or charitable boards or committees, (B) deliver lectures and fulfill speaking engagements and (C) manage personal investments, so long as, with respect to clauses (B) and (C), such activities do not interfere substantially with the performance of Executive’s responsibilities to Parent or Employer under this Agreement. Notwithstanding the foregoing, Parent and Employer consent to Executive’s service on the board of directors of the Persons set forth on Exhibit A attached hereto (the “Permitted Boards”).
(b)Salary, Bonus and Benefits. During the Employment Period, Employer will continue to pay Executive a base salary at a rate of $757,667 per annum (the “Annual Base Salary”). The Annual Base Salary shall be reviewed annually by the Board. For each fiscal year of Employer ending during the Employment Period, including fiscal year 2023, Executive shall be eligible for an annual bonus with a target amount equal to 100% of the Annual Base Salary (such amount, the “Annual Bonus”), as determined by the Board based upon the performance of Executive and the achievement by Parent, Employer and the other Subsidiaries of Parent of financial, operating and other objectives set by the Board. Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable year have been achieved but in no event later than March 15 following the end of such year. Notwithstanding anything in this Section 1(b) to the contrary, no Annual Bonus, if any, or any portion thereof, shall be payable for any year unless Executive remains continuously employed by Employer from the Effective Date through the last day of such year. In addition, during the Employment Period, Executive will be entitled to such other benefits as are approved by the Board and made generally available to all senior management of Parent and Employer.
(c)Separation. The Employment Period will continue until (x) the termination of Executive’s employment due to Executive's resignation, death or Disability or (y) the Board terminates Executive's employment with or without Cause. Executive shall have the right to terminate Executive's employment with Employer with or without Good Reason and for any other reason, or no reason at all, upon thirty (30) days' advance written notice to Employer; provided, however, that if Executive has provided notice to Employer of Executive's termination of employment, Employer may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Executive's termination of employment nor be construed or interpreted as a termination of employment by the Board without Cause) and any requirement to continue salary or benefits shall cease as of such earlier date. Upon Executive’s Separation, Employer or Parent shall pay to Executive within 30 days following the date of Separation (or such earlier date as may be required by applicable law), the following: (A) any accrued but unpaid Annual Base Salary through the date of the Separation, (B) reimbursement for any unreimbursed business expenses incurred through the date of the Separation, and (C) any amount or benefit as may be due or payable in accordance with the terms of any Parent or Employer benefit plan or program (collectively, the “Accrued Amounts”).
(i)Payment Upon Separation. If Executive's employment is terminated by resignation of Executive with Good Reason or by the Board without Cause, then, in addition to the Accrued Amounts, Executive will be entitled to receive, subject to Section 1(c)(iii) and Section 1(d):
(A)any earned but unpaid Annual Bonus pursuant to Section 1(b) for the fiscal year prior to the fiscal year in which the Separation occurs;
(B)an amount equal to the target Annual Bonus prorated for the number of days worked by Executive for Parent in the calendar year of the Separation;
(C)continued payment of Executive’s Annual Base Salary for a period of 12 months following the date of the Separation (the “Non-CIC Severance Period”), payable in substantially equal installments in accordance with Employer’s regular payroll practices; and
(D)if Executive is eligible to and timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then Employer shall pay Executive’s COBRA premiums during the Non-CIC Severance Period; provided, that such payments shall not be made in the event an excise tax under Section 4980D of the Code would be imposed on Employer as a result.
(ii)Payment Upon Separation following a Change in Control. If, during the period commencing upon a Change in Control and ending on the second anniversary of such Change in Control, Executive's employment is terminated by Executive for Good Reason or by Parent or Employer (or their respective successors) without Cause, then, in addition to the Accrued Amounts, and in lieu of the payments and benefits set forth in Section 1(c)(i) above, Executive will be entitled to receive:

(A)any earned but unpaid Annual Bonus pursuant to Section 1(b) for the fiscal year prior to the fiscal year in which the Separation occurs;
(B)an amount equal to the target Annual Bonus prorated for the number of days worked by Executive for Parent in the calendar year of the Separation;
(C)continued payment of Executive’s Annual Base Salary for a period of 24 months following the date of Separation (the “CIC Severance Period”), payable in substantially equal installments in accordance with Employer’s regular payroll practices;
(D)an amount equal to two times the greatest of (i) Executive’s target Annual Bonus for the fiscal year in which the Separation occurs; (ii) the calculation of an Annual Bonus based on (a) Executive’s Annual Base Salary and Annual Bonus target in place at the time of the Change in Control and (b) the average of the Company performance achievement percentage applied to calculate annual bonuses under the Parent’s annual bonus program with respect to the two fiscal years prior to the fiscal year in which the Separation occurs; and (iii) the annualized amount accrued by Parent in its financial statements as of the date of Separation with respect to Executive’s Annual Bonus for the fiscal year in which the Separation occurs, in each case payable in substantially equal installments during the CIC Severance Period in accordance with the Company’s regular payroll practices; and
(E)if Executive is eligible to and timely elects continuation coverage under COBRA, then Employer shall pay Executive’s COBRA premiums for a period of 18 months following the date of Separation; provided, that such payments shall not be made in the event an excise tax under Section 4980D of the Code would be imposed on Employer as a result.
(iii)Release Agreement. Notwithstanding anything herein to the contrary, (A) Executive shall not be entitled to receive any payments or other benefits pursuant to this Section 1(d) (other than the Accrued Amounts, the “Severance Benefits”) unless Executive has timely executed and delivered to Employer a general release and separation agreement in a form prepared by Employer (a “Release Agreement”) and such Release Agreement shall become in full force and effect and not been timely revoked as may be permitted by its terms, which Release Agreement shall be delivered by Executive on or before the Release Expiration Date (as defined below) and (B) Executive shall be entitled to receive the Severance Benefits only so long as Executive has not breached any of the provisions of such Release Agreement, this Agreement (including, without limitation, Section 2 or Section 3 herein) or the Invention Assignment Agreement (as defined below). The first payment of the Severance Benefits will include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the effective date of Executive’s termination of employment. For purposes of this Agreement, “Release Expiration Date” shall mean the date that is 30 days following the date of Executive's termination of employment, or, in the event that Executive's termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 60 days following the date of Executive's termination of employment.
(d)Code Section 409A.
(i)The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. In no event whatsoever shall Parent or Employer be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then any payment under this Section 1 that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall not be made until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive's death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 1(d)(ii) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” from Parent and Employer within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(iv)Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A) due under this Agreement as a result of Executive's termination of employment are subject to Executive's execution and delivery of a Release Agreement, in any case where the date of termination of employment and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release Agreement and are treated as “nonqualified deferred compensation” (within the meaning of Code Section 409A) shall be made in the later taxable year, and any such amounts that are delayed pursuant to this Section 1(d)(iv) shall be paid in a lump sum on the first payroll period to occur in the subsequent taxable year.
(v)To the extent, if any, that the aggregate amount of the installments of the severance payment that would otherwise be paid pursuant to Section 1(c) after March 15 of the calendar year following the calendar year in which the Separation occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Executive in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the severance payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess). For purposes of Code Section 409A, the Executive's right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(vi)Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
(e)Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the separation payments and benefits provided for in this Agreement, together with any other payments and benefits which such Executive has the right to receive from Parent or any of its Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Parent and its Affiliates will be one dollar less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by Parent in good faith. If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments and benefits from Parent (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar less than three times Executive’s base amount, then Executive shall immediately repay such excess to Parent (or its Affiliates) upon notification that an overpayment has been made. Nothing in this Section 1(e) shall require Parent or Employer to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.
2.Confidential Information
.
(a)Obligation to Maintain Confidentiality. Executive acknowledges that the information, observations and data (including trade secrets) obtained by him during the course of his employment with Employer prior to and after the Prior Effective Date concerning the business or affairs of Parent, Employer and their respective Subsidiaries and Affiliates (“Confidential Information”) are the property of Parent, Employer or such Subsidiaries and Affiliates, including information concerning acquisition opportunities in or reasonably related to Parent’s and Employer’s business or industry of which Executive becomes aware during the Employment Period. Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for his own account any Confidential Information without the Board’s written consent, unless and to the extent that the Confidential Information, (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive shall deliver to Employer at a Separation, or at any other time Employer may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of Parent, Employer and their respective Subsidiaries and Affiliates (including all acquisition prospects, lists and contact information) which he may then possess or have under his control.
(b)Protection of Trade Secrets. Executive acknowledges and agrees with Employer that Executive’s services to Employer and to Parent and their respective Subsidiaries and Affiliates require the use of Confidential Information and trade secret information (including any formula, pattern, compilation, program, device, method, technique or process) that Employer, Parent or their respective Subsidiaries and Affiliates have made reasonable efforts to keep confidential and that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use (“Trade Secrets”). Executive further acknowledges and agrees that Employer, Parent and such Subsidiaries and Affiliates would be irreparably harmed if Executive were to provide similar services requiring the use of such Trade Secrets.
(c)Ownership of Property. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to Parent, Employer or any of their respective Subsidiaries or Affiliates engaging in Parent Business or an anticipated business in which Parent, Employer or any of their respective Subsidiaries or Affiliates have a bona fide interest or expectancy relating to the acquisition of a business by Parent, Employer or any of their respective Subsidiaries, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by Parent, Employer or any of their respective Subsidiaries or Affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to Parent, Employer or such Subsidiary or Affiliate, and Executive hereby assigns, and agrees to assign, all of the above Work Product to Parent, Employer or to such Subsidiary or Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and Parent, Employer or such Subsidiary or Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Parent, Employer or such Subsidiary or Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period), to establish and confirm Parent’s, Employer’s or such Subsidiary’s or Affiliate’s ownership (including assignments, consents, powers of attorney, and other instruments); provided, that Parent shall reimburse Executive for his reasonable and documented out-of-pocket expenses in connection therewith.
(d)Third Party Information. Executive understands that Parent, Employer and their respective Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent’s, Employer’s and their respective Subsidiaries and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 2(a), Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of Parent, Employer or their respective Subsidiaries and Affiliates who need to know such information in connection with their work for Parent, Employer or their respective Subsidiaries and Affiliates) or use, except in connection with his work for Parent, Employer or their respective Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board (other than Executive) in writing.
(e)Use of Information of Prior Employers. During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of Parent, Employer or any of their respective Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive will use in the performance of his duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by Parent, Employer or any of their respective Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person. In furtherance of the foregoing, concurrently with the execution of the Prior Agreement, Executive has executed and delivered to Employer a certificate in the form of Exhibit B to the Prior Agreement which, for the avoidance of doubt, remains in full force and effect (the “Certificate”) and is incorporated by reference herein.
(f)Continuation of Terms. Notwithstanding anything in this Agreement to the contrary, the parties hereto expressly acknowledge and agree that the terms, conditions, obligations and covenants set forth in this Section 2 are a continuation without interruption, lapse, reprieve, gap or modification of any kind of the terms, conditions, obligations and covenants set forth in Section 8 of the Senior Management Agreement.
(g)Whistleblower Protections. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General of any United States federal agency, or making other disclosures under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of Parent or Employer to make any such reports or disclosures, and Executive will not be required to notify Parent or Employer that such reports or disclosures have been made.
(h)Trade Secrets. An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this

Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
3.Noncompetition and Nonsolicitation. Executive acknowledges that in the course of his employment with Employer he will become familiar with Trade Secrets and with other confidential information concerning Parent, Employer and their respective Subsidiaries and that his services will be of special, unique and extraordinary value to Parent, Employer and their respective Subsidiaries. Therefore, Executive agrees that:
(a)Noncompetition. Except for Executive’s services on the Permitted Boards, during the Employment Period, Executive shall not engage in any business activity other than for the benefit of the Parent, Employer or any of their respective Subsidiaries.
(b)Nonsolicitation. During the Employment Period, other than in good faith in the best interests of the Parent, Employer or any of their respective Subsidiaries, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of Parent, Employer or any of their respective Subsidiaries to leave the employ of Parent, Employer or such Subsidiary, or in any way interfere with the relationship between Parent, Employer or any of their respective Subsidiaries and any employee thereof, (ii) hire any employee of Parent, Employer or any of their respective Subsidiaries or, hire any former employee of Parent, Employer or any of their respective Subsidiaries within one year after such person ceased to be an employee of Parent, Employer or any of their respective Subsidiaries or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Parent, Employer or any of their respective Subsidiaries to cease doing business with Parent, Employer or such Subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Parent, Employer or any such Subsidiary.
(c)Enforcement. If, at the time of enforcement of Section 2 or this Section 3, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, any party and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, subject to Section 6(g), apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.
(d)Additional Acknowledgments. Executive acknowledges that the provisions of this Section 3 are in consideration of: (i) employment with Employer and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 2 and this Section 3 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (A) that the business of Parent, Employer and their respective Subsidiaries will be conducted throughout the United States and other jurisdictions where Parent, Employer or any of their respective Subsidiaries conduct business during the Employment Period, (B) notwithstanding the state of organization or principal office of Parent, Employer or any of their respective Subsidiaries, or any of their respective executives or employees (including Executive), it is expected that Parent, Employer and their respective Subsidiaries will have business activities and have valuable business relationships within its industry throughout the United States and other jurisdictions where Parent, Employer or any of their respective Subsidiaries conduct business during the Employment Period, and (C) as part of his responsibilities, Executive will be traveling throughout the United States and other jurisdictions where Parent, Employer or any of their respective Subsidiaries conduct business during the Employment Period in furtherance of Employer’s business and its relationships. Executive agrees and acknowledges that the potential harm to Parent, Employer and their respective Subsidiaries of the non-enforcement of any provision of Section 2 or this Section 3 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. The covenants contained in each of Sections 2(a), 2(b), 2(c), 2(d), 2(e), 3(a) and 3(b) may be enforced independently and without any one or more of such sections limiting the provisions of any one or more of the other of such sections. Executive acknowledges that he has carefully read this Agreement and consulted with legal counsel of his choosing regarding its contents, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Parent, Employer and their respective Subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.
GENERAL PROVISIONS
4.Definitions.
“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise.
“Cause” means (a) the commission of a felony, (b) willful conduct tending to bring Parent, Employer or any of their respective Subsidiaries into substantial public disgrace or disrepute, (c) substantial and repeated failure to perform duties of the office held by Executive as reasonably directed by the Board, (d) gross negligence or willful misconduct with respect to Parent, Employer or any of their respective Subsidiaries, including any other act or omission involving significant and willful dishonesty or fraud with respect to Parent, Employer or any of their respective Subsidiaries or any of their respective customers or suppliers, or (e) any material breach of Sections 2 or 3 or Section 1(a)(ii) (but only with respect the requirement of such Section 1(a)(ii) that Executive devote his full business time and attention to the business and affairs of Parent, Employer and their Subsidiaries). In each case above the burden of proving such action or omission is a “Cause” event shall be with Employer. In addition, Employer agrees it will permit Executive an opportunity to be heard by the Board before reaching a decision concerning any proposed dismissal for Cause.
“Change in Control” has the meaning set forth in Parent’s 2020 Omnibus Incentive Plan, as it may be amended from time to time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Disability” means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is, or is reasonably expected to be, unable to effectively perform the essential functions of Executive’s duties for a substantially continuous period of more than 120 days or for any 180 days (whether or not continuous) within a 365 day period, as determined by the Board in good faith.
“Good Reason” means:
(x) solely with respect to Section 1(c)(i) hereof, without Executive’s prior consent: (a) any action by Parent or Employer which results in a material reduction in Executive's authority, duties or responsibilities; (b) a material reduction in Executive's Annual Base Salary or target Annual Bonus; or (c) the relocation of Executive’s principal office or place of work to a location that would cause an increase by more than thirty-five (35) miles in the one-way commuting distance from Executive’s principal personal residence to the principal office or business location at which Executive is then required to perform services; provided, however, that that Parent, Employer and Executive acknowledge and agree that the changes in Executive’s authority, duties, responsibilities, Annual Base Salary and/or Annual Bonus which are contemplated to take effect following Executive’s transition from interim Chief Executive Officer to Executive Chairman of the Board (such date, the “Transition Date”) shall not, in and of itself, constitute a breach by Parent or Employer of their obligations under this Employment Agreement or a material reduction in the nature or scope of the authority, duties, responsibilities, Annual Base Salary or Annual Bonus of Executive or give Executive a “Good Reason” to terminate Executive’s employment under this Employment Agreement pursuant to the foregoing definition; and
(y) solely with respect to Section 1(c)(ii) hereof, without Executive’s prior consent, (a) any action by Parent or Employer which results in a material reduction in Executive’s title, status, authority, duties or responsibilities as interim Chief Executive Officer of Parent and Employer (if a Change in Control occurs prior to the Transition Date) or Executive Chairman of the Board (if a Change in Control occurs after the Transition Date), (b) a reduction in Executive’s Annual Base Salary, target Annual Bonus or the target grant date value of Executive’s annual equity award (in relation to the target for such Executive’s most recent annual equity award prior to the Change in Control or, if no such award, the target for such award for the Parent executive most similarly situated to Executive), or (c) the relocation of Executive’s principal office or place of work to a location that would cause an increase by more than thirty-five (35) miles in the one-way commuting distance from Executive’s principal personal residence at the time of the Change in Control to the principal office or business location at which Executive is then required to perform services.
Notwithstanding anything herein to the contrary, any assertion by Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) Executive must provide written notice to the Board of the existence of such condition(s) within thirty (30) days after the initial occurrence of such condition(s); (B) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (C) the date of Executive’s termination of employment must occur within seventy (70) days after the initial occurrence of the condition(s) specified in such notice. Further and notwithstanding anything herein to the contrary, any Change in Control does not and will not in and of itself constitute a breach by Parent or Employer of their obligations under this Agreement, a diminution in the nature or scope of the powers, duties, status, authority or responsibilities of the Executive or “Good Reason” to terminate Executive’s employment under this Agreement.
“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government or any agency or department or subdivision of any governmental authority, including the United States federal government or any state or local government.
“Parent Business” means the business(es) of providing those services or selling those products which Parent, Employer or any of their respective Subsidiaries actually provide or sell.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Entity.
“Senior Management Agreement” means that certain Senior Management Agreement by and among Executive, Maravai Life Sciences, Inc., a Delaware corporation, and Maravai Life Sciences Holdings, LLC, a Delaware limited liability company, dated as of March 18, 2014, as amended from time to time.
“Separation” means Executive ceasing to be employed by any of Parent, Employer and their respective Subsidiaries for any reason.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which if (a) a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of Parent.
5.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges prepaid), (c) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (d) emailed to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if emailed before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:
If to Parent or Employer:
Maravai LifeSciences Holdings, Inc.
10770 Wateridge Circle Suite 200
San Diego, CA 92121
Attention:    Board of Directors

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:     Sanford E. Perl, P.C.
    Michael H. Weed, P.C.
    Daniel A. Guerin, P.C.
Email:    sperl@kirkland.com
    mweed@kirkland.com
    daniel.guerin@kirkland.com
If to Executive:
Carl W. Hull
************************
************************
E-mail:******************

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.
6.General Provisions.
(a)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)Entire Agreement. This Agreement, those documents expressly referred to herein (including, without limitation, the Certificate), and Employer’s Employee Inventions Assignment and Non-Disclosure Agreement that Executive executed as of the Prior Effective Date (the “Invention Assignment Agreement”), embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including the Senior Management Agreement. In the event of any conflict between the terms of this Agreement and the Invention Assignment Agreement, the terms of the Invention Assignment Agreement shall control.
(c)Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The use of the words “or,” “either,” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
(d)Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
(e)Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, Parent, Employer, and their respective successors and assigns; provided, that the rights and obligations of Executive under this Agreement shall not be assigned or delegated. In the event of Executive’s death prior to completion by Parent of all payments due under this Agreement, Parent shall make all such payments to Executive’s beneficiary or to Executive’s estate as appropriate.
(f)Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.
(g)Dispute Resolution. Any controversy, dispute or claim arising out of or relating to this Agreement (a “Covered Claim”) shall be resolved by binding arbitration to be held in San Diego, California, and shall be administered by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards. Each party shall pay their own costs and expenses (including attorneys’ fees and other charges of counsel) incurred in resolving any such Covered Claim; provided, that in the event litigation is required to compel arbitration or to enforce an arbitration award or judgment pursuant to this Agreement, the non-prevailing party in such litigation shall reimburse the costs and expenses (including attorney’s fees and other charges of counsel) of the prevailing party. Judgment upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof. The parties hereto agree that any action to compel arbitration pursuant to this Agreement shall be brought in the appropriate California state court, and in connection with such action to compel, the laws of California shall control.
(h)Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with Parent, Employer and their respective Subsidiaries and Affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Parent (including Executive being available to Parent upon reasonable notice for interviews and factual investigations, appearing at Parent’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Parent all pertinent information and turning over to Parent all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event Parent requires Executive’s cooperation in accordance with this paragraph after the Employment Period, Parent shall reimburse Executive for Executive’s reasonable time at a rate of $100 per hour and reasonable travel expenses (including lodging and meals, upon submission of receipts).
(i)Remedies. Each of the parties to this Agreement shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party and/or their respective successors and assigns may, in addition to other rights and remedies existing in their favor, but subject to Section 6(g), apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Agreement.
(j)Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Parent, Employer and Executive. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition. The waiver by any party of a breach of any covenant, duty, agreement, or condition of this Agreement of any other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.
(k)Insurance. Parent or Employer, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.
(l)Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which Parent’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.
(m)Tax Withholding. Parent, Employer and their respective Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Parent, Employer or any of their respective Subsidiaries to Executive (including withholding shares or other equity securities in the case of issuances of equity by Parent, Employer or any of their respective Subsidiaries) any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from Parent, Employer or any of their respective Subsidiaries or Executive’s ownership interest in Parent, including wages, bonuses, distributions, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity. In the event any such deductions or withholdings are not made, Executive shall indemnify Parent, Employer and each of their respective Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto; provided, that, Executive shall not be obligated to indemnify Parent pursuant to this Section 6(m) for such interest, penalties or related expenses which are directly caused by the failure of Parent to take necessary action with respect to such deductions and withholdings as it is required by law to take.
(n)Termination. This Agreement (except for the provisions of Sections 1(a) and 1(b)) shall survive a Separation and shall remain in full force and effect after such Separation.
(o)Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and Parent, Employer or any of their respective Subsidiaries prior to the termination of Executive’s employment with Employer, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (i) as an officer of

Parent, Employer or any of their respective Subsidiaries; (ii) from the Board; and (iii) from any other board of directors or board of managers (or similar governing body) of Parent, Employer or any of their respective Subsidiaries and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which Parent, Employer or any of their respective Subsidiaries holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as the designee or other representative of Parent, Employer or any of their respective Subsidiaries. Executive agrees to take any further actions that Parent, Employer or any of their respective Subsidiaries reasonably requests to effectuate or document the foregoing.
(p)Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, portable document format (.pdf), or similar reproduction of such signed writing using an electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties hereto. No party hereto or to any such agreement or instrument shall raise the use of electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
(q)No Third-Party Beneficiaries. Except as expressly provided herein (including the last sentence of Section 6(e)), no term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder. Notwithstanding the foregoing, any Subsidiary or Parent or Employer that is not a signatory to this Agreement shall be a third party beneficiary of Executive’s obligations under Sections 2, 3, 6(g), 6(h) and 6(o) and shall be entitled to enforce such obligations as if a party hereto.
(r)Directors’ and Officers’ Insurance. Each of Parent and Employer agree that it shall obtain and maintain in full force and effect during the term of Executive’s employment hereunder directors’ and officers’ insurance policies in amounts and with coverages customary for entities of the size and with the type of business of Parent and Employer, respectively.
(s)Clawback. Notwithstanding any provision of this Agreement to the contrary, Executive acknowledges that the amounts paid or payable under this Agreement shall be subject to (i) the provisions of any applicable clawback policies or procedures adopted by Parent, Employer or any of their Affiliates or Subsidiaries, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement, and (ii) any right or obligation that Employer or Parent may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, the listing standards of any national securities exchange or association on which Parent’s securities are listed, or any other applicable law (the “Dodd-Frank Clawback”). Notwithstanding any provision of this Agreement to the contrary, each of Parent, Employer or any of their Affiliates or Subsidiaries reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect; provided, however, that such clawback policies and procedures shall not apply to compensation paid prior to the Employment Period, except as may be required by the Dodd-Frank Clawback.
*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first above written.
MARAVAI LIFESCIENCES HOLDINGS, INC.
By: /s/ Pete Leddy, Ph.D.
Name: Pete Leddy, Ph.D.
Its: Chief Administrative Officer

MARAVAI INTERMEDIATE HOLDINGS, LLC
By: /s/ Pete Leddy, Ph.D.
Name: Pete Leddy, Ph.D.
Its: Chief Administrative Officer

/s/ Carl W. Hull
Carl W. Hull

Signature Page to Amended and Restated Employment Agreement